Exhibit 99.1

Tucana Lithium (Formerly Known as Oteegee Innovations) Announces Updated Plan for Spring Exploration Program

LAS VEGAS, May 17, 2011 (GLOBE NEWSWIRE) -- Tucana Lithium Corp. (formerly known as Oteegee Innovations Inc.) (OTCQB:OTGI) wishes to announce the Company has secured the sufficient funds for the exploration campaign and will commence its exploration program within the first few weeks of June. The Company and the Seller of the Abigail property have agreed that the most appropriate time to start the exploration campaign is when the proper ground conditions permit the initial stage of exploration. In addition, the Department of Natural Resources in Quebec has recently completed an airborne survey in the district of James Bay covering the entire Abigail property. The Company is unsure when the survey will be released to the public and has decided to utilize a historical airborne survey prior to commencing the geological survey and prospecting program in June. Once the Company has access to the government airborne survey it will cross-reference the areas of interest within the Abigail property zone.

The Company also has entered into a one-year convertible debenture with the Seller for $150,000 representing the balance of payments for the purchase of the Abigail property. The terms of the debenture are 10% interest per annum and convertible at $0.15 per share.

The Company's main exploration focus in 2011 will be the recently acquired Abigail Lithium Property located in the James Bay, Quebec region of Canada. The property consists of 222 map-designated cells totaling 11,844 hectares within and adjacent to Nemaska Exploration's Whabouchi Lithium discovery.

The Company has undergone a name change to Tucana Lithium Corp. to better reflect the Company's new business model and is awaiting FINRA verification for its new trading symbol.

Certain statements in this document that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Tucana Lithium Corp. to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

CONTACT:	Investor Relations Foothills Group 408-693-0404 www.foothillsgroup.com

Tucana Lithium Corp. Jordan Starkman, CEO www.oteegeeinnovations.com www.tucanalithium.com